Exhibit 99.1

 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
          663 Highway 60, P.O. Box 807                Chief Financial Officer
          Monett, MO 65708                            (417) 235-6652
                                          IR Contact: Becky Pendleton Reid
                                                      The Cereghino Group
                                                      (206) 762-0993

   FOR IMMEDIATE RELEASE
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       JACK HENRY & ASSOCIATES ACQUIRES NATIONAL BANCORP DATA SERVICES
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             EXPANDS ITEM CAPTURE SERVICE IN CHICAGO AREA MARKET
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 Monett, MO and Chicago, IL  -- January 2, 2003.  Jack Henry & Associates,
 Inc. (Nasdaq: JKHY), a leading provider of technology solutions for financial institutions, today announced it has purchased National Bancorp Data Services, LLC (NBDS), an item capture processor. The terms of the cash transaction were not disclosed. NBDS currently provides item capture and check imaging services for 14 banks. NBDS services financial institutions in the greater Chicago communities in Northern Illinois, Southern Wisconsin and Northern Indiana, generating approximately $1.5 million in revenues in 2002.

 "Our ability to provide a full-service outsourcing solution in the Chicago market is greatly enhanced by this acquisition: It completes our footprint in this important geographic area, which is home to a large number of financial institutions," said Michael E. Henry, Chairman and CEO of JKHY. Proximity of item capture services can be an important factor in winning new outsourcing contracts because of the time-sensitive nature of item capture. Banks must expeditiously process and clear the multitude of individual transactions enacted each day by its customers.

 "By having item capture services in this area, we are enhancing competitive opportunities for us in the region, and solidifying our relationship with the NBDS banks who are currently being processed by one of our data processing locations," said Jack Prim, President of JKHY. NBDS will continue to operate in its current facilities in Streamwood, Illinois, with 18 employees.

 "NBDS is a profitable, cash-flow positive company with a talented and experienced workforce. In keeping with our overall strategic plan, this acquisition is expected to be slightly accretive to earnings in 2003," said Kevin D. Williams, CFO. "In a broader context, we also expect it to contribute to an expansion of data processing revenue in our existing data centers."

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 3,000 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com.

 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and these statements should be reviewed by potential investors. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.